Exhibit 99.2

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: December 13, 2006	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer The Buckle, Inc. 308/236-8491

For Immediate Release

THE BUCKLE, INC. REVISES THE DISTRIBUTION DATE FOR THE 3:2 STOCK SPLIT
AND REVISES THE RECORD DATE FOR THE 20 CENT QUARTERLY DIVIDEND

KEARNEY, NE, December 13, 2006 -- The Buckle, Inc. (NYSE: BKE) announced today a revised distribution date of January 12, 2007 for the 3-for-2 stock split payable in the form of a stock dividend to shareholders of record at the close of business on January 3, 2007. The Company had previously announced January 15, 2007 as the distribution date, but has revised the date due to the 15th being the Martin Luther King, Jr. Holiday. The record date for the stock split remains the same as previously announced.

Based upon notification from the NYSE of a seven-day window following the stock split, the Company’s Board of Directors has revised the record date for the 20 cents per share quarterly dividend payment. This quarterly dividend will be paid to shareholders of record at the close of business on January 19, 2007 and payable on January 29, 2007. The Company had previously announced a record date of January 15, 2007. The payment date is unchanged.

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. It currently operates 354 retail stores in 38 states compared to 341 stores in 38 states at this same time a year ago.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc., can be found on the Internet at www.buckle.com